Exhibit 23(e)

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of BB&T Corporation on Form S-4 and in the Proxy Statement/Prospectus, which is part of the Registration Statement, of our opinion dated January 20, 2003 appearing as Appendix B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary,” “Background of and Reasons for the Merger,” “Opinion of Financial Advisor,” and “The Merger Agreement.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ JONATHAN PRUZAN

Jonathan Pruzan Managing Director

New York, New York

May 1, 2003